As filed with the Securities and Exchange Commission on March 18, 2022

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PALISADE BIO, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	52-2007292
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5800 Armada Drive, Suite 210

Carlsbad, California 92008

(858) 704-4900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas Hallam, Ph.D., Chief Executive Officer

Palisade Bio, Inc.

5800 Armada Drive, Suite 210

Carlsbad, California 92008

(858) 704-4900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Karen Deschaine, Esq.

Cooley LLP

4401 Eastgate Mall

San Diego, California 92121

(858) 550-6000

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b–2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 18, 2022

PROSPECTUS

2,250,000 shares of Common Stock

This prospectus covers the offer and resale by the selling stockholder identified in this prospectus of up to an aggregate of 2,250,000 shares of our common stock issuable upon the exercise of a warrant to purchase 2,250,000 shares of our common stock, or the January 2022 Warrant. We issued the January 2022 Warrant to the selling stockholder in a private placement transaction pursuant to the Waiver and Amendment Agreement, dated January 31, 2022, by and between us and the selling stockholder. We are registering these shares issuable upon exercise of the January 2022 Warrant on behalf of the selling stockholder, to be offered and sold by it from time to time.

We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale by the selling stockholder of such shares. We are paying the cost of registering the shares of common stock covered by this prospectus as well as various related expenses. The selling stockholder is responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of its shares.

Sales of the shares by the selling stockholder may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, at negotiated prices and/or at varying prices determined at the time of sale. The selling stockholder may sell shares directly or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder, the purchasers of the shares, or both. The selling stockholder may sell any, all or none of the securities offered by this prospectus and we do not know when or in what amount the selling stockholder may sell its shares of common stock hereunder following the effective date of the registration statement of which this prospectus forms a part. We provide more information about how the selling stockholder may sell or otherwise dispose of its shares of common stock in the section titled “Plan of Distribution” on page 18.

Our common stock is listed on The Nasdaq Capital Market under the symbol “PALI.” On March 17, 2022, the last reported sale price of our common stock was $0.995 per share.

Investing in our common stock involves a high degree of risk. Before making an investment decision, please read the information under “Risk Factors” beginning on page 14 of this prospectus and under similar headings in any amendment or supplement to this prospectus or in any filing with the Securities and Exchange Commission that is incorporated by reference herein.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is     , 2022

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this registration statement, the selling stockholder may sell from time to time in one or more offerings the common stock described in this prospectus.

We have not authorized anyone to provide you with information other than the information that we have provided or incorporated by reference in this prospectus and your reliance on any unauthorized information or representation is at your own risk. This prospectus may be used only in jurisdictions where offers and sales of these securities are permitted. You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, or any sale of our common stock. Our business, financial condition and results of operations may have changed since those dates.

Unless otherwise stated, all references in this prospectus to “we,” “us,” “our,” “Palisade,” the “Company” and similar designations refer to Palisade Bio, Inc. This prospectus contains references to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

A prospectus supplement may add to, update or change the information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with additional information described below under the heading “Where You Can Find Additional Information.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any applicable prospectus supplement or free writing prospectus, including the documents that we incorporate by reference herein and therein, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

•	estimates about the size and growth potential of the markets for our product candidates, and our ability to serve those markets;

•	the impact of the COVID-19 pandemic on our business, and operations, and supply;

•	the rate and degree of market acceptance of our products;

•	our ability to build and expand our sales organization to address effectively existing and new markets that we intend to target;

•	future regulatory, judicial, and legislative changes or developments in the United States (“U.S.”) and foreign countries and the impact of these changes;

•	our ability to build a commercial infrastructure in the U.S. and other markets;

•	our ability to compete effectively in a competitive industry;

•	our ability to identify and qualify additional manufacturers to provide API and manufacture drug product;

•	our ability to enter into longer term commercial supply agreements;

•	the success of competing technologies that are or may become available;

•	our ability to attract and retain key scientific or management personnel;

•	the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for additional financing;

•	our ability to obtain funding for our operations; and

•	our ability to attract collaborators and strategic partnerships.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “intend,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. As such, our actual results may differ significantly from those expressed in any forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

We discuss many of these risks in greater detail under the heading “Risk Factors” in this prospectus, in the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections incorporated by reference from our most recent Annual Report on Form 10-K, as well as any amendments thereto reflected in subsequent filings with the SEC.

The discussion of risks and uncertainties set forth in those filings is not necessarily a complete or exhaustive list of all risks facing us at any particular point in time. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame or at all. Forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus, any applicable prospectus supplement, together with the documents that we have filed with the SEC that are incorporated by reference and any free writing prospectus we have authorized for use in connection with this offering, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before making an investment decision. For a more complete understanding of our company, you should read and consider carefully the more detailed information included or incorporated by reference in this prospectus and any applicable prospectus supplement, including the factors described under the heading “Risk Factors” beginning on page 14 of this prospectus, as well as the information incorporated by reference from our most recent Annual Report on Form 10-K, before making an investment decision.

Company Overview

We are a clinical-stage biopharmaceutical company focused on discovering, developing, and commercializing innovative oral therapies that target serious diseases associated with the breakdown of the mucosal barrier protecting the gastrointestinal (“GI”) tract. Our goal is to be an industry leader in developing therapies to treat these diseases and to improve the lives of patients suffering from such diseases.

Our approach is founded on the discovery that damage to the intestinal epithelial barrier can result in the leakage of digestive enzymes from the GI tract that can damage tissues and promote inflammation, causing a broad array of acute and chronic conditions.

We are focused on developing a portfolio of oral product candidates to treat conditions driven by protease (intestinal enzymes) leakage through the intestinal epithelial barrier, including by surgical complications and inflammatory conditions. The below graphic illustrates the protease leakage resulting from a compromised intestinal epithelial barrier:

Our lead therapeutic candidate, LB1148, is an oral liquid formulation of the well-characterized digestive enzyme inhibitor, tranexamic acid, intended to inhibit digestive enzyme activity and preserve gut integrity during intestinal stress resulting from, among other things, reduced blood flow to the intestine, infections, or due to surgery. Peer reviewed publications of third-party research suggest that digestive enzyme leakage from the GI tract increases incidents of GI and organ dysfunction following these events.

Our pipeline of LB1148 is illustrated in this chart:

*	Commercial rights to LB1148 in Greater China (excluding Taiwan) have been out-licensed to Newsoara Biopharma Co., Ltd. (“Newsoara”).

We are initially developing LB1148 to be administered to patients prior to major surgeries that risk disrupting the intestinal mucosal barrier. As announced in March 2020, a randomized, double-blind, parallel, placebo-controlled Phase 2 investigator-sponsored clinical trial of LB1148 in 120 patients undergoing coronary artery bypass grafting and/or heart valve replacement surgery requiring cardiopulmonary bypass was completed. Patients were randomized to receive LB1148 or placebo in conjunction with surgery. The trial’s primary endpoint was time to return of bowel function. Secondary endpoints include Intensive Care Unit (“ICU”) length of stay, hospital length of stay, organ function changes, inflammatory response and glucose control. LB1148 provided an approximately 30% improvement in the time to normal bowel function following cardiovascular (“CV”) surgery (p<0.001) compared to placebo. The treatment group also had an average 1.0-day shorter length of stay in the ICU and an average 1.1-day shorter hospital stay. Generally, treatment with LB1148 was well tolerated. Adverse events were similar between the treatment groups and not considered unexpected for the subject population. None of the adverse events or serious adverse events reported were considered drug-related by the sponsor-investigator. One of the primary factors in discharging patients from the hospital following surgery is the return of bowel function. LB1148 has been granted Fast Track designation from the U.S. Food and Drug Administration (“FDA”) for the treatment of postoperative GI dysfunction (which may present as feeding intolerance, ileus, necrotizing enterocolitis (“NEC”), etc.) associated with gut hypoperfusion injury in pediatric patients who have undergone congenital heart disease repair surgery.

On July 20, 2021, we and our co-development partner Newsoara announced topline Phase 2 clinical trial data demonstrating that LB1148 had a statistically significant (p=0.0008) effect in accelerating the return of bowel function in patients undergoing elective bowel resection surgery.

Results from the trial include:

•

A 1.1-day improvement in GI recovery in patients receiving LB1148 vs placebo. The median time to return of bowel function was 2.77 days in patients treated with LB1148 and 3.83 days in those receiving placebo (hazard ratio = 1.886; p = 0.0008).

•	The difference between groups increased at the 3rd quartile (75th percentile), with LB1148 (3.4 days) demonstrating a 1.5-day faster recovery of bowel function compared to placebo (4.9 days).

•	LB1148 was well tolerated with 10.9% and 4.8% of patients in the LB1148 group and placebo group, respectively, experiencing a drug-related adverse event.

•	The most common drug-related adverse events were GI disorders (LB1148 4.7% vs. placebo 3.2%).

•	No drug-related serious adverse events occurred in the trial.

Results from this trial are expected to be reported at upcoming surgical-focused medical conferences. We and Newsoara intend to advance LB1148 to pivotal Phase 3 clinical trials for accelerating the return of bowel function for major surgical indications. LB1148 has received Fast Track designation from the FDA for reduction of adhesions following abdominal and pelvic surgery.

Adhesion prevalence is reported to be >90% in patients who have abdominal surgery and represents a significant contribution to serious complications such as small bowel obstruction, infertility, chronic abdominal pain, subsequent surgery, and other morbidities. On March 16, 2022 we announced data from a pooled-analysis of studies LBS-IST-POI-101 and LBS-POI-201-CN (PROFILE-CN) at the Society of American Gastrointestinal and Endoscopic Surgeons (SAGES) 2022 Annual Meeting. The results from the pooled analysis showed that 8/9 (89%) of subjects in the placebo group versus 2/8 (25%) in the LB1148 group had adhesions observed during a second follow-up surgery, representing a relative risk reduction of 72% (p = 0.0152). The mean total adhesion score which measures both the extent and severity of adhesions was 1.0 (8/8) for LB1148 and 14.3 (129/9) for placebo, representing relative risk reduction of 93% (p = 0.0162). We believe the reduction in the incidence of post-surgical intra-abdominal adhesions as well as the reduction in the extent and severity of adhesions provides preliminary evidence of the clinically meaningful efficacy of LB1148 to reduce post-surgical adhesions when compared to placebo.

We are also currently conducting a randomized, double-blind, placebo-controlled, proof-of-concept Phase 2 clinical trial of LB1148 in patients undergoing elective bowel resection surgery in the United States. This trial will also evaluate whether or not patients treated with LB1148 experience fewer postoperative intra-abdominal adhesions and quicker return of bowel function following surgery.

LB1148 contains a broad-spectrum serine protease inhibitor, tranexamic acid (“TXA”), and is formulated as an aqueous solution for oral (or enteral) administration. In addition to TXA, the patented LB1148 formulation contains polyethylene glycol, carbohydrates, and electrolytes. The components of LB1148 are provided as dry powders for reconstitution in water prior to administration. Such reconstitution may be carried out in a pharmacy (by a pharmacist), or in an outpatient setting (by a patient).

The potential of LB1148 relies on its formulation as a liquid composition for oral administration, which is designed to stop the downstream effects of a disruption of the intestinal mucosal barrier. We are not aware of any other approved oral TXA-containing liquid compositions in the marketplace suitable for such administration.

We believe that LB1148, if successfully developed and approved, may have the ability to become the standard of care across a broad range of acute and chronic conditions associated with GI barrier dysfunction.

Beyond our initial therapeutic focus on GI-related pathology triggered by major surgeries, we believe that protease-based therapeutics hold promise in meeting a number of unmet needs resulting from chronic protease leak. By leveraging our expertise in protease-mediated diseases and dysregulation of the intestinal epithelia barrier, our strategy is to create a broad portfolio of innovative oral therapeutics that target serious diseases associated with the breakdown of this barrier.

Selected Risks Affecting Our Business

Below is a summary of the principal factors that make an investment in our securities speculative or risky. This summary does not address all of the risks that we face. Additional discussion of the risks and uncertainties summarized in this risk factor summary, and other risks and uncertainties that we face, are set forth below under the heading “Risk Factors” contained in this prospectus, any accompanying prospectus supplement or free writing prospectus, and under similar headings in the documents that are incorporated by reference into this prospectus.

•	The Company’s business depends on the successful clinical development, regulatory approval and commercialization of the Company’s lead drug candidate, LB1148.

•

Some of the initial indications in which the Company plans to pursue development of LB1148 are indications for which there are no U.S. Food and Drug Administration-approved therapies. This makes it difficult to predict the timing and costs of clinical development for LB1148 in these indications, as well as the regulatory approval path.

•

The development and commercialization strategy for the Company’s product candidate LB1148 depends, in part, on published scientific literature and prior findings of the FDA regarding the safety and efficacy of tranexamic acid. If the Company is not able to pursue this strategy, it may be delayed in receiving regulatory authority approval.

•	Clinical drug development is very expensive, time-consuming, and uncertain.

•

The results of previous clinical trials may not be predictive of future results, and the results of the Company’s current and planned clinical trials may not satisfy the requirements of the FDA or non-U.S. regulatory authorities.

•

Even if the Company receives marketing approval for LB1148, or any future product candidate, it may not be able to successfully commercialize its product candidates due to unfavorable pricing regulations or third-party coverage and reimbursement policies, which could make it difficult for the Company to sell its product candidates profitably.

•

The Company’s product candidates may cause undesirable side effects or have other unexpected properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in post-approval regulatory action.

•

The Company may in the future conduct clinical trials for its product candidates outside the United States, and the FDA and applicable foreign regulatory authorities may not accept data from such trials or the data may be insufficient to achieve regulatory approvals.

•

The Company expects to rely on third-party Contract Research Organizations and other third parties to conduct and oversee its clinical trials. If these third parties do not meet the Company’s requirements or otherwise conduct the trials as required, the Company may not be able to satisfy its contractual obligations or obtain regulatory approval for, or commercialize, its product candidates.

•	The Company will need to raise additional financing in the future to fund its operations, which may not be available to it on favorable terms or at all.

•	The Company currently has no products approved for sale, and it may never obtain regulatory approval to commercialize any of its product candidate.

•

The Company’s or third party’s clinical trials may fail to demonstrate the safety and efficacy of its product candidates, or serious adverse or unacceptable side effects may be identified during their development, which could prevent or delay marketing approval and commercialization, increase the Company’s costs or necessitate the abandonment or limitation of the development of the product candidate.

•	The Company has expressed substantial doubt about its ability to continue as a going concern.

•	The Company’s product candidates, if approved, will face significant competition and their failure to compete effectively may prevent them from achieving significant market penetration.

•	Any adverse developments that occur during any clinical trials conducted by Newsoara may affect the Company’s ability to obtain regulatory approval or commercialize LB1148.

•	The Company has a very limited operating history and has never generated any revenues from product sales.

•	If the Company is not able to comply with the applicable continued listing requirements or standards of The Nasdaq Capital Market, Nasdaq could delist its common stock.

•	The Company may not be able to protect its intellectual property rights throughout the world.

•

The Company’s board of directors (the “Board”) has broad discretion to issue additional securities, which might dilute the net tangible book value per share of our common stock for existing stockholders.

•

The Company currently has no marketing capabilities and no sales organization. If the Company is unable to establish sales and marketing capabilities on its own or through third parties, the Company will be unable to successfully commercialize its product candidates, if approved, or generate product revenue.

•	Failure to remediate a material weakness in internal accounting controls could result in material misstatements in the Company’s consolidated financial statements.

•

The Company may not be able to obtain, maintain or enforce global patent rights or other intellectual property rights that cover its product candidates and technologies that are of sufficient breadth to prevent third parties from competing against the Company.

•

Obtaining and maintaining the Company’s patent protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by governmental patent agencies, and its patent protection could be reduced or eliminated for non-compliance with these requirements.

•

If the Company fails to comply with its obligations under its intellectual property license agreements, it could lose license rights that are important to its business. Additionally, these agreements may be subject to disagreement over contract interpretation, which could narrow the scope of its rights to the relevant intellectual property or technology or increase its financial or other obligations to its licensors.

•

The Company’s business could be adversely affected by the effects of health pandemics or epidemics, including the recent COVID-19 pandemic, especially where overwhelming patient hospitalizations disrupt routine medical practices, clinical studies, and ability for appropriate follow-up of patients enrolled in clinical studies or supply chain constraints associated with such pandemics impact the availability of the components needed to manufacture LB1148.

Corporate Information

We were originally incorporated in 2001 in the State of Delaware under the name Neuralstem, Inc. In October 2019, we changed our name from Neuralstem, Inc. to Seneca Biopharma, Inc. In April 2021, we effected the Merger (described below). In April 2021, we changed our name from Seneca Biopharma, Inc. to Palisade Bio, Inc. Our principal executive offices are located at 5800 Armada Drive, Suite 210, Carlsbad, California 92008, our telephone number is (858) 7004-4900 and our website address is www.palisadebio.com. The information contained in or accessible through our website does not constitute part of this prospectus.

Subsidiaries

We have two wholly-owned subsidiaries, Suzhou Neuralstem Biopharmaceutical Co., Ltd., organized under the laws of the People’s Republic of China (“Suzhou”), and LBS. Suzhou was established by Seneca Biopharma, Inc. to sponsor a clinical trial of NSI-566 that was conducted between 2013 and 2016. At this time, Suzhou has limited operations and exists for the sole purpose of conducting observational follow-up for a small group of remaining patients from the completed clinical trial, which it does through the engagement of a consultant. Suzhou has no employees or other operations. We believe that all Suzhou operations shall cease in 2022.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of any fiscal year for so long as either (1) the market value of our shares of common stock held by non-affiliates does not equal or exceed $250.0 million as of the prior June 30th, or (2) our annual revenues did not equal or exceed $100.0 million during such completed fiscal year and the market value of our shares of common stock held by non-affiliates did not equal or exceed $700.0 million as of the prior June 30th. To the extent we take advantage of any reduced disclosure obligations, it may make comparison of our financial statements with other public companies difficult or impossible.

Merger Transaction

On April 27, 2021, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 16, 2020, by and among Palisade Bio, Inc., formerly known as Seneca Biopharma, Inc. (the “Company”), Leading Biosciences, Inc. (“LBS”) and Townsgate Acquisition Sub 1, Inc., a wholly owned subsidiary of the Company (“Merger Sub”), the Company completed the previously announced merger transaction with LBS, pursuant to which Merger Sub merged with and into LBS, with LBS surviving such merger as a wholly owned subsidiary of the Company (the “Merger”). In connection with the Merger, and immediately prior to the effective time of the Merger (the “Effective Time”), the Company effected a reverse stock split of the Company Common Stock at a ratio of 1-for-6 (the “Reverse Stock Split”). Unless otherwise noted, all references to share and per share amounts in this Prospectus reflect the Reverse Stock Split. Also, in connection with the closing of the Merger (the “Closing”), the Company changed its name from “Seneca Biopharma, Inc.” to “Palisade Bio, Inc.” (the “Name Change”) and the business conducted by the Company became primarily the business conducted by LBS, which is a clinical-stage biopharmaceutical company focused on advancing LBS’s clinical program and developing a therapeutic to combat the interruption of gastrointestinal function following major surgery for which there is currently a significant unmet need for safe and effective therapies.

At the Effective Time:

a)

Each outstanding share of LBS’s common stock, par value $0.001 per share (“LBS Common Stock”), and each outstanding non-voting share of LBS’s Series 1 preferred stock, par value $0.001 per share (“LBS Series 1 Preferred”), issued in the Pre-Merger Financing (as defined below) was converted into the right to receive 0.02719 (the “Exchange Ratio”) shares of Company Common Stock, as set forth in the Merger Agreement. The Exchange Ratio was determined based on the total number of outstanding shares of Company Common Stock and LBS Common Stock, in each case as calculated on an adjusted fully diluted treasury stock method basis, after giving effect to the Pre-Merger Financing, including 50% of the shares subject to the Equity Warrants (as defined below), and taking into account certain adjustments based on the proceeds of the Pre-Merger Financing and the net cash of the Company at the Closing in accordance with the Merger Agreement.

b)

Each option to purchase shares of LBS Common Stock (each, an “LBS Option”) that was outstanding and unexercised immediately prior to the Effective Time under LBS’s 2013 Equity Incentive Plan (the “LBS Plan”), whether or not vested, was converted into and became an option to purchase shares of Company Common Stock, and the Company assumed the LBS Plan and each such LBS Option in accordance with the terms of the LBS Plan (the “Assumed Options”). The number of shares of

Company Common Stock subject to each Assumed Option was determined by multiplying (i) the number of shares of LBS Common Stock that were subject to such Assumed Option, as in effect immediately prior to the Effective Time, by (ii) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Company Common Stock, and the per share exercise price for the Company Common Stock issuable upon exercise of each Assumed Option was determined by dividing (A) the per share exercise price of such Assumed Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting per share exercise price up to the nearest whole cent.

c)

Each warrant to purchase shares of LBS Common Stock (each, an “LBS Warrant”) outstanding immediately prior to the Effective Time was assumed by the Company and converted into a warrant to purchase shares of Company Common Stock (the “Assumed Warrants”) and thereafter (i) each Assumed Warrant may be exercised solely for shares of Company Common Stock; (ii) the number of shares of Company Common Stock subject to each Assumed Warrant was determined by multiplying (A) the number of shares of LBS Common Stock that were subject to such LBS Warrant, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Company Common Stock; (iii) the per share exercise price for the Company Common Stock issuable upon exercise of each Assumed Warrant was determined by dividing (A) the exercise price per share of the LBS Common Stock subject to such LBS Warrant, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent.

Pre-Merger Financing

Securities Purchase Agreement (Bridge Financing)

In connection with signing the Merger Agreement, LBS entered into a securities purchase agreement, dated as of December 16, 2020 (the “Bridge SPA”) with the selling stockholder (the “Investor”), pursuant to which the Investor purchased senior secured promissory notes (the “Bridge Notes”) and warrants to purchase such number of shares of LBS Common Stock equal to the aggregate principal amount of the Bridge Notes issued divided by the initial per share exercise price of $0.4816 (the “Bridge Warrants”), subject to adjustment as disclosed below. The Bridge Warrants have a term of five years from the date all of the shares underlying the Bridge Warrants are registered for resale, and the exercise price shall be subject to price-only full ratchet anti-dilution protection upon the issuance of any shares of LBS Common Stock or securities convertible into LBS Common Stock for a period of two years from the effective date of the registration statement covering such shares. The Bridge Warrants also contain certain participation rights with regard to asset distributions and fundamental transactions. As a result of the Merger, at the Effective Time, each Bridge Warrant was automatically converted into a warrant to purchase that number of shares of the Company’s common stock equal to the number of shares underlying the Bridge Warrants immediately prior to the closing of the Merger multiplied by the Exchange Ratio and the exercise price was proportionately adjusted. At the Effective Time, there were 188,192 shares of the Company’s common stock issuable upon exercise of the Bridge Warrants. The Bridge Warrants were Assumed Warrants pursuant to the Merger Agreement, as described above.

Securities Purchase Agreement (Equity Financing)

In connection with signing the Merger Agreement, on December 16, 2020, LBS, Seneca and the Investor entered into a Securities Purchase Agreement (the “Equity SPA”), pursuant to which, among other things, the Investor agreed to invest $20.0 million in cash and cancel any outstanding principal and interest on the Bridge Notes immediately prior to the closing of the Merger (the aggregate amount of such cash investment and the cancellation of the outstanding principal and interest on the Bridge Notes, the “Purchase Price” and the financing arrangement described herein, the “Pre-Merger Financing”) to fund the combined company following the Merger. In return, LBS issued an amount of shares (the “Initial Shares”) of LBS Series 1 Preferred Stock to the Investor equal to the Purchase Price divided by the per share purchase price of $0.4816 and the Company agreed to issue to the Investor, warrants to purchase shares of the Company’s Common stock (the “Equity Warrants”). The Equity Warrants were issued on the 17th trading day following the closing of the Merger, and had an initial exercise price per share equal to $4.70 and were exercisable for up to 4,995,893 shares of the Company’s common stock, and are immediately exercisable and will have a term of five years from the date of issuance.

The Bridge Warrants and Equity Warrants provide that, until the second anniversary of the date on which all shares of Company’s common stock issued to the Investor (including any shares underlying the Equity Warrants) are registered on one or more registration statements, if the Company publicly announces, issues or sells, enters into a definitive, binding agreement pursuant to which the Company is required to issue or sell or is deemed, pursuant to the provisions of the Bridge Warrants and Equity Warrants, to have issued or sold, any shares of the Company’s common stock for a price per share lower than the exercise price then in effect, subject to certain limited exceptions, then the exercise price of the Bridge Warrants and Equity Warrants shall be reduced to such lower price per share. Further, on preset reset dates, the exercise price of the Bridge Warrants and Equity Warrants was to be adjusted downward (but not increased) (the “Resets”). Further, the Equity Warrants include a provision such that, beginning six months after the closing of the Merger, if the volume weighted average price of Company Common Stock is less than the then-applicable exercise price for five consecutive trading days, the holder of the Equity Warrant shall be entitled to receive 1.0 share of Company Common Stock for each share underlying the Equity Warrants being exercised thereunder in a cashless exercise. The exercise price and the number of shares of Company Common Stock issuable upon exercise of the Bridge Warrants and Equity Warrants will also be subject to adjustment in the event of any stock splits, dividends or distributions or other similar transactions as well as fundamental transactions. Prior to the effectiveness of the Waiver and Amendment Agreement (described below), two Resets occurred and the two Bridge Warrants and the Equity Warrants were exercisable for up to 429,446, 429,446, and 5,303,568 shares, respectively, each at an exercise price of $3.88 per share, and two potential Resets remained.

Waiver and Amendment Agreements

July 2021

Effective July 21, 2021 (the “July Effective Time”), the Investor entered into a Waiver and Amendment Agreement with the Company (the “2021 Waiver Agreement”). Pursuant to the 2021 Waiver Agreement, the Investor and the Company agreed to waive certain rights, waive the reset provisions with respect to the exercise price and number of shares subject to the outstanding Bridge Warrants and Equity Warrants, eliminate certain financing restrictions, and accelerate registration rights for the shares underlying the warrants. As consideration for the foregoing, pursuant to the 2021 Waiver Agreement, the Company issued to the Investor an additional warrant to purchase up to 1,100,000 shares of the Company’s common stock (the “July Warrant” and together with the Bridge Warrants and the Equity Warrants, the “Warrants”). The July Warrant is exercisable beginning on January 21, 2022 and expires on the later of (x) five years from the date that the underlying shares are registered for resale and (y) January 21, 2027. The per share exercise price for the July Warrant is $3.631, subject to certain adjustments. Pursuant to the 2021 Waiver Agreement, Investor agreed to waive the reset provisions in the outstanding Bridge Warrants and Equity Warrants such that the number of shares and exercise price in effect immediately prior to the July Effective Time (as described above) shall no longer be subject to price-based resets.

January 2022

Effective January 31, 2022 (the “2022 Effective Time”), the Investor entered into a Waiver and Amendment Agreement with the Company (the “2022 Waiver Agreement”). Pursuant to the 2022 Waiver Agreement, the Investor and the Company agreed to irrevocably waive any adjustment to the exercise price of the existing warrants held by the Investor from and after the 2022 Effective Time for the Company’s issuances of equity or equity-linked securities at a price below the exercise price of the warrants. The 2022 Waiver Agreement also includes agreement by the parties to, among other things, (i) restrict the Investor’s ability to sell the Company’s securities through a “leak out” provision whereby sales are restricted by applying a volume limitation,

(ii) shorten the notice period for the Investor’s participation rights related to certain future securities offerings, (iii) restrict the Company’s ability to conduct a primary offering of its securities for a specified period of time, and (iv) provide registration rights for the shares underlying the January Warrant (defined below). As consideration for the foregoing, pursuant to the 2022 Waiver Agreement, the Company issued the Investor an additional warrant to purchase up to 2,250,000 shares of the Company’s common stock (the “January 2022 Warrant”). The January 2022 Warrant is exercisable beginning six months following the 2022 Effective Time. The exercise price for the January Warrant is $1.10 (the closing price of the Company’s common stock on January 28, 2022), subject to customary adjustments for stock splits, stock dividends, stock combinations, reclassifications and similar transactions.

The registration statement of which this prospectus is a part relates to the resale of the shares of common stock that may be issued to the selling stockholder in connection with the exercise of the January 2022 Warrant issued in the foregoing transactions.

The Offering

Common stock offered by the selling stockholder	2,250,000 shares

Terms of the offering	The selling stockholder will determine when and how it will sell the common stock offered in this prospectus, as described in “Plan of Distribution.”

Use of proceeds	We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder.

Risk factors	See “Risk Factors” beginning on page 14, for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Nasdaq Capital Market symbol	PALI

The selling stockholder named in this prospectus may offer and sell up to 2,250,000 shares of our common stock.

The selling stockholder is prohibited, subject to certain exceptions, from exercising the January 2022 Warrant to the extent that immediately prior to or after giving effect to such exercise, the selling stockholder, together with its affiliates and other attribution parties, would own more than 4.99% of the total number of shares of the Company’s common stock then issued and outstanding, which percentage may be changed at the selling stockholder’s election to a lower percentage at any time or to a higher percentage not to exceed 9.99% upon 61 days’ notice to the Company.

Our common stock is currently listed on The Nasdaq Capital Market under the symbol “PALI.”

Shares of common stock that may be offered under this prospectus will be fully paid and non-assessable. We will not receive any of the proceeds of sales by the selling stockholder of any of the common stock covered by this prospectus. Throughout this prospectus, when we refer to the shares of our common stock being registered on behalf of the selling stockholder for offer and resale, we are referring to the shares of common stock issued to the selling stockholder in connection with the exercise of the January 2022 Warrant. When we refer to the selling stockholder in this prospectus, we are referring to the selling stockholder identified in this prospectus and, as applicable, its permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described below and described in the sections entitled “Risk Factors” in our most recent Annual Report on Form 10-K, as filed with the SEC, which is incorporated herein by reference in its entirety, as well as any amendment or updates to our risk factors reflected in subsequent filings with the SEC, including any applicable prospectus supplement. Our business, financial condition, results of operations or prospects could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned elsewhere in this prospectus. For more information, see the section entitled “Where You Can Find Additional Information.” Please also read carefully the section entitled “Special Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

We will not receive any of the proceeds from the sale or other disposition of shares of our common stock held by the selling stockholder pursuant to this prospectus. We will bear the out-of-pocket costs, expenses and fees incurred in connection with the registration of shares of our common stock to be sold by the selling stockholder, including registration, listing and qualifications fees, printers and accounting fees, and fees and disbursements of counsel, or collectively, the Registration Expenses. Other than Registration Expenses, the selling stockholder will bear underwriting discounts, commissions, placement agent fees or other similar expenses payable with respect to sales of shares.

SELLING STOCKHOLDERS

We are registering the resale of 2,250,000 shares of common stock which are issuable upon the exercise of the January 2022 Warrant held by the selling stockholder identified below to permit such selling stockholder, or their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part, to resell or otherwise dispose of these shares in the manner contemplated under the section entitled “Plan of Distribution” in this prospectus (as may be supplemented and amended).

The selling stockholder may sell some, all or none of its shares. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale or other disposition of any of the shares. The shares covered hereby may be offered from time to time by the selling stockholder. As a result, we cannot estimate the number of shares of common stock the selling stockholder will beneficially own after termination of sales under this prospectus. In addition, the selling stockholder may have sold, transferred or otherwise disposed of all or a portion of its shares of common stock since the date on which it provided information for this table.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our common stock. Generally, a person “beneficially owns” shares of our common stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days.

Under the terms of the January 2022 Warrant and certain other warrants held by the Altium Fund, the selling stockholder may not exercise the January 2022 Warrant or such other warrants to the extent such exercise would cause the selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding common stock following such exercise, excluding for purposes of such determination common stock issuable upon exercise of the January 2022 Warrant and such other warrants, which have not been exercised. The number of shares in the second and fourth columns and the percentage in the fourth column reflect this limitation.

The information in the table below and the footnotes thereto regarding shares of common stock to be beneficially owned after the offering assumes the exercise of the January 2022 Warrant by the selling stockholder and sale of all shares being offered by the selling stockholder under this prospectus. The percentage of shares owned after the offering is based on 16,939,177 shares of common stock outstanding as of March 14, 2022.

	Before Offering				After Offering
Name and Address	Number of Shares Beneficially Owned		Number of Shares Offered		Number of Shares Beneficially Owned(1)		Percentage of Shares Beneficially Owned
Altium Growth Fund, LP(2) 152 West 57th Street, 20th Floor New York, NY 10019	1,428,994	(3)	2,250,000	(4)	1,428,994	(5)	7.84%

(1)	Assumes the exercise of the January 2022 Warrant and sale of all shares available for sale under this prospectus and no further acquisitions of shares by the selling stockholder.
(2)

Altium Capital Management, LP, the investment manager of Altium Growth Fund, LP (the “Altium Fund”), has voting and investment power over these securities. Jacob Gottlieb is the managing member of Altium Capital Growth GP, LLC, which is the general partner of the Altium Fund. Each of the Altium Fund and Jacob Gottlieb disclaims beneficial ownership over these shares.

(3)

The number of shares beneficially owned by the Altium Fund set forth in the second column consists of 134,692 shares of common stock and 1,294,302 shares of common stock issuable upon exercise of warrants and reflects the 4.99% beneficial ownership limitation described above set forth in certain warrants, including, without limitation, the January 2022 Warrant, held by the Altium Fund.

(4)	Consists of 2,250,000 shares of common stock issuable upon the exercise of January 2022 Warrant held by the Altium Fund.
(5)

Consists of 134,692 shares of common stock and 1,294,302 shares of common stock issuable upon exercise of warrants held by the Altium Fund and reflects the 4.99% beneficial ownership limitation described above set forth in certain warrants held by the Altium Fund.

Relationship with Selling Stockholder

As discussed in greater detail above under the section entitled “Prospectus Summary” we, or our subsidiary, entered into agreements with the selling stockholder pursuant to which it acquired the January 2022 Warrant, and agreed with the selling stockholder to file a registration statement to enable the resale of the shares of common stock issuable upon the exercise of the January 2022 Warrant.

Except as a result of the transactions with the selling stockholder described herein, the selling stockholder has not, within the prior three years, been the beneficial owner of more than 5% of our common stock. None of, nor any persons having control over, the selling stockholder has held any position or office with us or our affiliates within the last three years or has had a material relationship with us or any of our predecessors or affiliates within the past three years, other than as a result of the ownership of our shares or other debt or equity securities.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issued and issuable upon exercise of the January 2022 Warrant to permit the resale of these shares of common stock by the holders of the January 2022 Warrant from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholder of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholder effects such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholder may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholder may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholder may pledge or grant a security interest in some or all of the January 2022 Warrant or shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholder also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholder and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $70,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

EXPERTS

The consolidated financial statements of Palisade Bio, Inc. as of December 31, 2021 and 2020 and for the years then ended incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

LEGAL MATTERS

Certain legal matters, including the validity of the shares of common stock offered pursuant to this registration statement, will be passed upon for us by Cooley LLP, San Diego, California.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth or incorporated by reference in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can also be accessed free of charge on the Investor section of our website. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our website address is www. palisadebio.com. Information contained on or accessible through our website is not a part of this prospectus and is not incorporated by reference herein, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the following documents we filed with the SEC pursuant to Section 13 of the Exchange Act and any future filings we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus until the termination of the offering of the shares covered by this prospectus (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K):

•

our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 17, 2022, including the information that will be incorporated by reference therein upon the filing of our Definitive Proxy Statement on Schedule 14A to be filed with the SEC;

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on October 7, 2021 (other than the portions thereof which are furnished and not filed);

•	our Current Reports on Form 8-K filed on February 1, 2022 and February 24, 2022; and

•

the description of our common stock which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A filed with the SEC on July 1, 2015, including any amendments or reports filed for the purpose of updating such description, including Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December  31, 2021, filed with the SEC on March 17, 2022.

You may access Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, Proxy Statement, and amendments, if any, to those documents filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at the SEC’s website or our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our website does not constitute incorporation by reference of the information contained in our website. We do not consider information contained on, or that can be accessed through, our website to be part of this prospectus or the related registration statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the information that is incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. You should direct any requests for documents to Palisade Bio, Inc. at 5800 Armada Drive, Suite 210, Carlsbad, CA 92008, Attn: Secretary, or by telephone (858) 704-4900.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following is a statement of the estimated expenses to be incurred by us in connection with the registration of the securities under this registration statement, all of which will be borne by us.

Securities and Exchange Commission Registration Fee	$217
Legal Fees and Expenses	$50,000
Accountants’ Fees and Expenses	$10,000
Miscellaneous	$9,783

Total	$70,000

Item 15. Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation contains provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of directors and executive officers for monetary damages for breach of their fiduciary duties as a director or officer. Our amended and restated certificate of incorporation and bylaws provide that we shall indemnify our directors and executive officers and may indemnify our employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

We have purchased and intend to maintain insurance on behalf of any person who is or was a director or officer of our company against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

We have entered, and intend to continue to enter, into separate indemnification agreements with our directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the registrant’s amended and restated certificate of incorporation and amended and restated bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director or executive officer of the Company regarding which indemnification is sought. The indemnification provisions in our amended and restated certificate of incorporation, amended and restated bylaws and the indemnification agreements entered into or to be entered into between us and each of our directors and executive officers may be sufficiently broad to permit indemnification of our directors and executive officers for liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of ours pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. We carry liability insurance for our directors and officers.

Item 16. Exhibit Index.

Exhibit No.	Description

2.1(1)*	Agreement and Plan of Merger, dated as of December 16, 2020, by and among Seneca Biopharma, Inc., Leading BioSciences, Inc. and Townsgate Acquisition Sub 1, Inc.

4.1(1)	Form of Bridge Warrant.

4.2(1)	Form of Equity Warrant.

4.3(1)	Registration Rights Agreement, by and between Palisade Bio, Inc. and the investor party thereto, dated December 16, 2020.

4.4(1)	Securities Purchase Agreement, by and between Leading BioSciences, Inc. and the investor party thereto, dated December 16, 2020.

4.5(1)	Securities Purchase Agreement, by and among Seneca Biopharma, Inc., Leading BioSciences, Inc. and the investor party thereto, dated December 16, 2020.

4.6(2)	Waiver and Amendment Agreement, dated as of July 21, 2021, by and between the Registrant and Altium Growth Fund, LP.

4.7(2)	Warrant, dated as of July 21, 2021, issued to Altium Growth Fund, LP.

4.8(3)	Waiver and Amendment Agreement, dated as of January 31, 2022, by and between the Registrant and Altium Growth Fund, LP.

4.9(3)	Warrant, dated as of January 31, 2022, issued to Altium Growth Fund, LP.

5.1	Opinion of Cooley LLP.

23.1	Consent of BDO USA, LLP.

23.3	Consent of Cooley LLP (included in legal opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

107	Filing Fee Table

(1)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on December 21, 2020.
(2)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on July 22, 2021.
(3)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on February 1, 2022.
*

Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Palisade undertakes to furnish supplemental copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)

each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)

The undersigned registrant undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person of the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Carlsbad, State of California, on March 18, 2022.

Palisade Bio, Inc.

By:	/s/ Thomas M. Hallam, Ph.D.
Thomas M. Hallam, Ph.D.
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Thomas M. Hallam, Ph.D. and J.D. Finley, and each of them, as his or her true and lawful attorneys-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement on Form S-3, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Thomas M. Hallam	Chief Executive Officer	March 18, 2022
Thomas M. Hallam, Ph.D.	(Principal Executive Officer)

/s/ J.D. Finley	Chief Financial Officer	March 18, 2022
J.D. Finley	(Principal Financial Officer and Principal Accounting Officer)

/s/ James R. Neal	Chairman of the Board of Directors	March 18, 2022
James R. Neal

/s/ Cristina Csimma	Director	March 18, 2022
Cristina Csimma, Pharm.D.

/s/ Stephanie Diaz	Director	March 18, 2022
Stephanie Diaz

/s/ Mary Ann Gray	Director	March 18, 2022
Mary Ann Gray, Ph.D.

Name	Title	Date

/s/ Robert J. Trenschel	Director	March 18, 2022
Robert J. Trenschel, D.O.

/s/ Binxian Wei	Director	March 18, 2022
Binxian Wei

/s/ Donald A. Williams	Director	March 18, 2022
Donald A. Williams